                                                                            EXHIBIT EXHIBIT 10.5

CLECO CORPORATION
DEFERRED COMPENSATION PLAN
Amendment
(Business Transaction Definition)

Whereas, Cleco Corporation, a corporation organized and existing under the laws of the State of Louisiana with its principal place of business in Pineville, Louisiana (the “Company”), sponsors and maintains the Cleco Corporation Deferred Compensation Plan, which plan provides for the voluntary deferral of compensation otherwise payable to a participant therein (the “Plan”); and

Whereas, the Plan presently provides for the elective distribution of certain account balances accrued thereunder before January 1, 2005, following the occurrence of a business transaction with respect to the Company; and

Whereas, the Board of Directors now desires to expressly include a definition of the term “business transaction” in the Plan, but to make no other changes with respect thereto;

Now, Therefore, effective as of October 28, 2011, Section 2.7 of the Plan shall be amended and restated as follows:

“2.7           Business Transaction means the sale, lease or other disposition of all or substantially all of the assets of an Affiliate (in one or a series of transactions) to an entity, other than the Company or another Affiliate, or the sale or other disposition of all or substantially all of the issued and outstanding stock or other equity interests of an Affiliate to an entity, other than the Company or another Affiliate, provided that a Business Transaction hereunder shall not otherwise constitute a Change in Control as defined herein.”

This Amendment was approved by the Board of Directors of Cleco Corporation on October 28, 2011, to be effective as provided herein.

Cleco Corporation

By: /s/ Jeffrey W. Hall

Date: 10-28-11